                           SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[x] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                          Trico Marine Services, Inc.
                          ---------------------------
               (Name of Registrant as Specified In Its Charter)


   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]  No Fee Required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)  Title of each class of securities to which transaction applies:

         -----------------------------------------------------------------------

     2)  Aggregate number of securities to which transaction applies:

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     3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     5)  Total Fee Paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

         -----------------------------------------------------------------------

     2)  Form, Schedule or Registration Statement No.:

         -----------------------------------------------------------------------

     3)  Filing Party:

         -----------------------------------------------------------------------

     4)  Date Filed:

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


                                 [TRICO LOGO]

                          Trico Marine Services, Inc.
                           250 North American Court
                            Houma, Louisiana 70363

                                 May 15, 2002

Dear Stockholders:

   We cordially invite you to attend the 2002 annual meeting of stockholders of Trico Marine Services, Inc. on Thursday, June 13, at 10:00 a.m., local time, at 201 St. Charles Ave., 52nd Floor, New Orleans, Louisiana.

   The Notice of Annual Meeting and Proxy Statement accompanying this letter describe in detail the formal business to be acted upon at the meeting, including the election of two directors and the consideration of a stockholder proposal.

   We hope you will be able to attend the meeting, but if you cannot do so, it is important that your shares be represented. Whether or not you plan to attend the meeting, please sign, date and return the enclosed proxy card promptly. This will save the Company the additional expenses associated with soliciting proxies, as well as ensure that your shares are represented. If you attend the meeting, you may vote in person even if you have previously mailed a proxy card.


                                          Sincerely,

                                          /s/ Thomas E. Fairley
                                          Thomas E. Fairley
                                          President and Chief Executive
                                           Officer

                                 [TRICO LOGO]

                          Trico Marine Services, Inc.
                           250 North American Court
                            Houma, Louisiana 70363

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 June 13, 2002

To Our Stockholders:

   The annual meeting of stockholders of Trico Marine Services, Inc. will be held at 201 St. Charles Ave., 52nd Floor, New Orleans, Louisiana on June 13, 2002, at 10:00 a.m., local time, to consider and take action on the following matters:

  1. The election of two directors for terms ending 2005;

  2. To consider and vote upon a stockholder proposal, if presented at the meeting; and

  3. Such other business as may properly come before the meeting or any adjournments thereof.

   Only holders of record of our common stock at the close of business on April 25, 2002 are entitled to notice of, and to vote at, the annual meeting.

   Please sign and date the enclosed proxy and return it in the accompanying envelope as promptly as possible. A proxy may be revoked at any time prior to the voting thereof.

                                          By Order of the Board of Directors

                                          /s/ Victor M. Perez
                                          Victor M. Perez
                                          Secretary

Houma, Louisiana
May 15, 2002

                          Trico Marine Services, Inc.
                           250 North American Court
                            Houma, Louisiana 70363

                                 May 15, 2002

                               ----------------

                                PROXY STATEMENT

   We are mailing this Proxy Statement, with the accompanying proxy card, to you on or about May 15, 2002. The enclosed proxy is solicited by the Board of Directors of Trico Marine Services, Inc. in connection with our annual meeting of stockholders to be held on June 13, 2002, at the time and place set forth in the accompanying notice and at any adjournments thereof.

                           ABOUT THE ANNUAL MEETING

WHAT WILL I BE VOTING ON?

  .  Election of two directors (see page 3).

  .  If submitted, one stockholder proposal (see page 12).

  . Such other business as may properly come before the meeting or any adjournment thereof.

HOW MANY VOTES DO I HAVE?

   You will have one vote for every share of our common stock you owned on April 25, 2002 (the record date).

HOW MANY VOTES CAN BE CAST BY ALL STOCKHOLDERS?

   36,254,335, consisting of one vote for each of our shares of common stock that were outstanding on the record date. There is no cumulative voting.

HOW MANY VOTES MUST BE PRESENT TO HOLD THE MEETING?

   A majority of the votes that can be cast, or 18,127,168 votes, are required for a quorum. We urge you to vote by proxy even if you plan to attend the annual meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. A vote to abstain counts as a vote present for purposes of determining whether the meeting can be held.

HOW DO I VOTE?

   You can vote either in person at the annual meeting or by proxy without attending the annual meeting.

   To vote by proxy, you must fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope.

   If you want to vote in person at the annual meeting, and you hold your stock through a securities broker (that is, in street name), you must obtain a proxy from your broker and bring that proxy to the meeting.

CAN I CHANGE MY VOTE?

   Yes. Just send in a new proxy card with a later date or send a written notice of revocation to our Secretary at the address on the cover of this proxy statement. If you attend the annual meeting and vote in person, your previously submitted proxy will not be used.

WHAT IF I DON'T VOTE FOR SOME OF THE MATTERS LISTED ON MY PROXY CARD?

   If you return a proxy card without indicating your vote, your shares will be voted for the nominees listed on the card and against the stockholder proposal.

WHAT IF I VOTE "ABSTAIN"?

   A vote to "abstain" on any matter other than the election of directors will have the effect of a vote against. An abstention will have no effect on the election of directors.

CAN MY SHARES BE VOTED IF I DON'T RETURN MY PROXY CARD AND DON'T ATTEND THE ANNUAL MEETING?

   If you don't vote your shares held in street name, your broker can vote your shares on any of the matters scheduled to come before the meeting, other than the stockholder proposal.

   If your broker does not have discretion to vote your shares held in street name on a particular proposal and you don't give your broker instructions on how to vote your shares, the votes will be broker nonvotes, which will have no effect on the vote for the election of directors, but will have the effect of a vote against any other matters considered at the annual meeting. If you don't vote your shares held in your name, your shares will not be voted.

COULD OTHER MATTERS BE DECIDED AT THE ANNUAL MEETING?

   We don't know of any other matters that will be considered at the annual meeting. If any other matters properly come before the meeting, we will vote the proxies according to our best judgment.

WHAT IS THE VOTING REQUIREMENT TO ELECT DIRECTORS AND TO APPROVE ANY OTHER PROPOSALS?

   If a quorum is present, the election of directors is determined by plurality vote. The affirmative vote of at least a majority of the outstanding common stock is generally required to approve other proposals that may be properly brought before the meeting, including the stockholder proposal. As a result, abstentions and broker non-votes will have the effect of a vote against such proposals, including the stockholder proposal.

WHAT HAPPENS IF THE MEETING IS POSTPONED OR ADJOURNED?

   Your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

DO I NEED TO BRING ANY DOCUMENTATION TO ATTEND THE ANNUAL MEETING?

   If you plan to attend the meeting in person, please bring proper identification and proof of ownership of your shares. If your shares are held in "street name," that is, of record by brokers, banks or other institutions, you will need to bring a letter from your broker stating that you owned our stock on the record date or an account statement showing that you owned our stock on the record date.

WHO PAYS THE EXPENSES OF THIS SOLICITATION?

   We bear the cost of preparing, assembling and mailing the notice, proxy statement and proxy card for the annual meeting. Proxies may be solicited by mail, personal interview, telephone and telegraph. Banks, brokerage houses and other nominees or fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorization for the execution of proxies.

                             ELECTION OF DIRECTORS

General

   Our board of directors is made up of three classes, as nearly equal in number as possible. The members of each class serve three-year staggered terms with one class to be elected at each annual meeting. The terms of Messrs. Fairley and Bailar will expire at the annual meeting. Accordingly, proxies cannot be voted for more than two nominees.

   Unless you withhold authority to vote for the election of directors, your proxy will be voted FOR the election of the two individuals named under "Nominees" below. If any nominee should decline or be unable to serve for any reason, votes will instead be cast for a substitute nominee designated by the Board. The Board has no reason to believe that any nominee will decline to be a candidate or, if elected, will be unable or unwilling to serve.

   YOUR BOARD OF DIRECTORS HAS NOMINATED AND UNANIMOUSLY RECOMMENDS A VOTE FOR THE RE-ELECTION OF MESSRS. FAIRLEY AND BAILAR.

   The following table sets forth, as of May 1, 2002, certain information about the nominees for re-election to the Board and our other directors:

                                                                                     Nominated
                             Principal Occupation, Business Experience and  Director For Term
        Nominees         Age                 Directorships                   Since   Expiring
        --------         --- ---------------------------------------------  -------- ---------
Thomas E. Fairley.......  54 President and Chief Executive Officer of the     1993     2005
                             Company. Director: Gulf Island Fabrication,
                             Inc. (fabricator of offshore production
                             platforms).

Benjamin F. Bailar......  68 Dean Emeritus of the Jones Graduate School of    1994     2005
                             Administration at Rice University. Director:
                             Dana Corporation (manufacturer of auto parts)
                             and Smith International, Inc. (energy
                             services product and service provider).

                             Principal Occupation, Business Experience and  Director   Term
    Other Directors      Age                 Directorships                   Since   Expiring
    ---------------      --- ---------------------------------------------  -------- ---------
H. K. Acord.............  68 Oil and gas consultant. From 1993 to 1996,       1997     2004
                             Mr. Acord served as Executive Vice President,
                             Exploration and Production Division, of Mobil
                             Oil Corporation ("Mobil"). From 1989 to 1993,
                             he served as a Vice President of
                             International Producing Operations for Mobil.

James C. Comis III......  37 Managing Director of Inverness Management        1999     2004
                             LLC. Mr. Comis has also served as Managing
                             Director of Inverness/Phoenix LLC since 1994.
                             Through Inverness and its affiliates, Mr.
                             Comis has been engaged in sponsoring and
                             investing in private equity transactions
                             since 1990. Director: National-Oilwell, Inc.
                             (manufacturer and distributor of oilfield
                             equipment) and Southwestern Life Holdings,
                             Inc. (insurance holding company).

                             Principal Occupation, Business Experience and  Director   Term
    Other Directors      Age                 Directorships                   Since   Expiring
    ---------------      --- ---------------------------------------------  -------- --------
Edward C. Hutcheson,      56 Private investor and consultant. Since           1994     2004
 Jr.....................     February 2000, Mr. Hutcheson has been
                             involved in private investment activities and
                             has provided consulting services to private
                             companies seeking capital. Previously, Mr.
                             Hutcheson was a principal of PGG Capital, the
                             merchant banking subsidiary of Pinnacle
                             Global Group, Inc. (financial services
                             company). In addition, Mr. Hutcheson was a
                             principal of HWG Capital, a subsidiary of
                             Harris, Webb & Garrison (investment banking
                             firm). From November 1994 to March 1997, he
                             served as CEO or Chairman of the Board of
                             Crown Castle International Corp. (owner and
                             manager of wireless communications towers).
                             From March 1992 to December 1993, Mr.
                             Hutcheson served as President and Chief
                             Operating Officer of Baroid Corporation (an
                             energy services and equipment provider).
                             Director: Titanium Metals Corporation
                             (titanium sponge and mill product producer),
                             Pinnacle Management & Trust Co. and Crown
                             Castle.

Ronald O. Palmer........  55 Chairman of the Board of the Company.            1993     2003

Robert N. Sheehy, Jr....  41 Mr. Sheehy was appointed by the Board to fill    2002     2003
                             the vacancy created by the resignation of
                             Joel V. Staff as a director in 2002. Mr.
                             Sheehy is a Managing Director of Inverness
                             Management LLC. Through Inverness Management
                             LLC and its affiliates, Mr. Sheehy has been
                             engaged in sponsoring and investing in
                             private equity transactions since 1996.

Vote Required for Election

   Assuming the presence of a quorum, directors are elected by plurality vote of the shares of common stock present in person or by proxy and voting on the election of directors. Shares may be voted for or withheld from each nominee for election as a director.

   YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR EACH
NOMINEE.

Board and Committee Meetings

   During 2001, the Board held seven meetings. Each director of the Company attended at least 75% of the aggregate number of meetings held during 2001 of the Board and committees of which he was a member.

   The Board has an Audit Committee and a Compensation Committee. The Compensation Committee met one time in 2001. The Audit Committee met five times in 2001. The Audit Committee, whose current members are Messrs. Bailar, Acord and Hutcheson, reviews our annual audit and meets with our independent public accountants to review our internal controls and financial management practices. The Compensation Committee, whose current members are Messrs. Comis, Hutcheson and Sheehy, is responsible for determining the compensation of our key employees and administering our stock incentive plans.

Compensation of Directors

   Each non-employee director receives an annual fee of $12,500, plus $500 for each Board or committee meeting attended. All directors are reimbursed for reasonable out-of-pocket expenses incurred in attending Board and committee meetings.

   Under our Amended and Restated 1996 Incentive Compensation Plan, each non-employee director receives options to purchase 2,000 shares of common stock of the Company on the day following each annual meeting of stockholders while such plan remains in effect. Each non-employee director who joins the Board also receives options to purchase 10,000 shares of common stock on the date he joins the Board. The options become exercisable immediately and expire ten years from the date of grant. The exercise price of the options is the closing sales price of our common stock on the date of grant on the Nasdaq National Market.

                                STOCK OWNERSHIP

Stock Ownership of Directors and Executive Officers

   The following table sets forth, as of April 15, 2002, certain information regarding beneficial ownership of common stock of (i) each director and nominee, (ii) each of the Named Executive Officers, and (iii) all directors and Named Executive Officers as a group, all as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Unless otherwise indicated, the securities are held with sole voting and investment power.

                                                       Number of      Percent
              Name of Beneficial Owner                Shares(/1/)     of Class
              ------------------------                -----------     --------
Thomas E. Fairley....................................    481,826         1.3%
Ronald O. Palmer.....................................    463,451(/2/)    1.2%
James C. Comis III...................................  7,661,000(/3/)   20.2%
H. K. Acord..........................................     37,000           *
Benjamin F. Bailar...................................     44,000(/4/)      *
Edward C. Hutcheson, Jr..............................     31,000           *
Robert N. Sheehy, Jr.................................     10,000           *
Victor M. Perez......................................    220,265           *
Kenneth W. Bourgeois.................................     67,000           *
Charles M. Hardy.....................................      3,250           *
All directors and executive officers as a group (12
 persons)............................................  9,124,792(/5/)   24.1%

--------
 * Less than one percent.
(1) Includes the following number of shares subject to options that are exercisable by June 15, 2002: Mr. Fairley, 438,540; Mr. Palmer, 383,551; Mr. Comis, 16,000; Mr. Acord, 20,000; Mr. Bailar 10,000; Mr. Hutcheson, 10,000; Mr. Sheehy, 10,000; Mr. Perez, 220,265; Mr. Bourgeois, 67,000; Mr.
    Hardy, 1,250.
(2) Includes 2,000 shares beneficially owned by trusts of which Mr. Palmer's children are beneficiaries and of which Mr. Palmer is a co-trustee.
(3) Includes 7,645,000 shares beneficially owned by Inverness/Phoenix Partners LP (the "Fund") and Executive Capital Partners I LP (the "Executive Fund"), which are the controlling members of Inverness/Trico Investors LLC (the "Trico Fund," and collectively with the Fund and the Executive Fund, the "Funds"). The general partner of the Funds is Inverness/Phoenix Capital LLC ("I/P Capital"), of which Mr. Comis is an indirect controlling member. Mr. Comis disclaims beneficial ownership of all shares beneficially owned by the Funds.
(4) Includes 34,000 shares beneficially owned by a trust of which Mr. Bailar is the sole trustee and beneficiary.
(5) Includes 1,282,606 shares subject to options that are exercisable by June 15, 2002 held by executive officers and directors of the Company.

Stock Ownership of Certain Beneficial Owners

   The following table indicates the beneficial ownership, as of April 15, 2002, of our common stock by each person known by us to own more than 5% of the outstanding shares of our common stock as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Unless otherwise indicated, the shares are held with sole voting and investment power.

                                                         Number of      Percent
                Name of Beneficial Owner                  Shares        of Class
                ------------------------                 ---------      --------
Inverness/Phoenix Partners LP(/1/)...................... 7,517,460(/2/)   20.7%
Executive Capital Partners I LP(/1/).................... 3,950,040(/2/)   10.9%
Inverness/Trico Investors LLC(/1/)...................... 3,822,500(/2/)   10.5%
Franklin Resources, Inc.(/3/)........................... 3,141,200         8.7%
Massachusetts Financial Services Company(/4/)........... 2,651,805         7.3%
Loomis, Sayles & Co., L.P.(/5/)......................... 2,300,500         6.3%
Mellon Financial Corporation(/6/)....................... 2,396,362         6.6%
Dimensional Fund Advisors Inc.(/7/)..................... 2,107,400         5.8%

--------
(1) I/P Capital is deemed to beneficially own the shares held by the Funds. I/P Capital disclaims beneficial ownership of all shares beneficially owned by the Funds. The address of the Funds is 600 Steamboat Road, Greenwich, Connecticut 06830.
(2) Includes 3,822,500 shares held by the Trico Fund. The Fund and the Executive Fund each disclaim beneficial ownership of all shares beneficially owned by the Trico Fund.
(3) Based on a Schedule 13G/A, dated February 14, 2002, filed with the Securities and Exchange Commission. The Schedule 13G was filed on behalf of Franklin Resources, Inc., the parent holding company; Charles B. Johnson, the principal stockholder of the parent holding company; Rupert
    H. Johnson, the principal stockholder of the parent holding company; and Franklin Advisers, Inc., investment adviser, all of which disclaim beneficial ownership of the shares, which securities are reported to be beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries of Franklin Resources, Inc. The address of Franklin Resources, Inc. is 777 Mariners Island Boulevard, San Mateo, California 94404.
(4) Based on a Schedule 13G/A, dated February 12, 2002, filed with the Securities and Exchange Commission. In its Schedule 13G, Massachusetts Financial Services Company ("MFS") reported beneficial ownership of a total of 2,651,805 shares. With respect to 2,502,560 shares, MFS reported sole voting power, and with respect to 2,651,805 shares, MFS reported sole dispositive power. The address of MFS is 500 Boylston Street, Boston, Massachusetts 02116.
(5) Based on a Schedule 13G/A, dated February 12, 2002, filed with the Securities and Exchange Commission. In its Schedule 13G, Loomis, Sayles & Co., L.P. ("Loomis") reported beneficial ownership of a total of 2,692,857 shares. With respect to 2,328,072 shares, Loomis reported sole voting power, and with respect to 2,692,857 shares, Loomis reported sole dispositive power. The address of Loomis is One Financial Center, Boston, Massachusetts 02111.
(6) Based on a Schedule 13G/A, dated January 24, 2002, filed with the Securities and Exchange Commission. In its Schedule 13G, Mellon Financial Corporation ("Mellon") reported beneficial ownership of a total of 4,445,410 shares. With respect to 3,169,500 shares, Mellon reported sole voting power, with respect to 470,600 shares, Mellon reported shared voting power, with respect to 3,803,100 shares, Mellon reported sole dispositive power. The Boston Company, Inc., a subsidiary of Mellon ("TBC"), reported beneficial ownership of a total of 2,823,300 shares. With respect to 2,189,700 shares, TBC reported sole voting power, with respect to 470,600 shares, TBC reported shared voting power, and with respect to 2,823,300 shares, TBC reported sole dispositive power. The address of Mellon is One Mellon Center, Pittsburgh, Pennsylvania 15258.
(7) Based on a Schedule 13G/A, dated February 12, 2002, filed with the Securities and Exchange Commission. In its Schedule 13G, Dimensional Fund Advisors ("Dimensional") reported sole voting and dispositive power with respect to 2,300,500 shares as a result of acting as investment manager to four investment companies registered under the Investment Company Act of 1940 and certain other commingled group trusts and accounts. Dimensional disclaims beneficial ownership of all such securities. The address of Dimensional is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

                             EXECUTIVE COMPENSATION

Annual Compensation

   The following table sets forth all cash compensation and options granted for the three years ended December 31, 2001 to our Chief Executive Officer and each of our four other most highly compensated executive officers (collectively, the "Named Executive Officers").

                                                                      Long-Term
                                                                     Compensation
                                                                        Awards
                                                                     ------------
                                                                        No. of
                                  Annual Compensation                   Shares
                        --------------------------------------------  Underlying
  Name and Principal                                 Other Annual      Options     All Other
       Position         Year       Salary   Bonus  Compensation(/1/)   Granted    Compensation
  ------------------    ----      -------- ------- ----------------- ------------ ------------
Thomas E. Fairley...... 2001      $288,750      --         --               --       $5,918
 President and Chief
  Executive             2000       210,000 $60,000         --           42,000        3,876
 Officer                1999       210,000      --         --           24,000        5,909

Ronald O. Palmer....... 2001      $288,750      --         --               --       $4,609
 Chairman of the Board  2000       210,000 $60,000         --           42,000        3,457
                        1999       210,000      --         --           23,500        5,909

Victor M. Perez........ 2001      $171,875      --         --               --       $3,760
 Vice President, Chief
  Financial             2000       150,000 $35,000         --           32,000        2,470
 Officer and Treasurer  1999       150,000      --         --           16,500        3,708

Charles M. Hardy....... 2001      $150,000 $20,000         --               --       $1,161
 Vice President--
  Domestic              2000(/2/)   63,068      --         --            5,000          477
 Operations

Kenneth W. Bourgeois... 2001      $105,000 $17,000         --               --       $3,489
 Vice President and
  Controller            2000       105,000  14,000         --           12,000        2,246
                        1999       105,000      --         --           12,000        3,642

--------
(1) Perquisites and other personal benefits paid to each Named Executive Officer in any of the years presented did not exceed the lesser of $50,000 or 10% of such Named Executive Officer's salary and bonus for that year.
(2) Mr. Hardy became an officer of the Company in July 2000.

2001 Stock Option Grants

   The Company did not grant any stock options or stock appreciation rights to the Named Executive Officers in 2001.

     AGGREGATE OPTION EXERCISES DURING 2001 AND OPTION VALUES AT YEAR END

                                                  Number of
                                                  Securities
                                                  Underlying       Value of
                                                 Unexercised    Unexercised In-
                                                  Options at   the-Money Options
                                                 Year End (#)   at Year End(1)
                             Shares             -------------- -----------------
                          Acquired on   Value    Exercisable/    Exercisable/
          Name            Exercise (#) Realized Unexercisable    Unexercisable
          ----            ------------ -------- -------------- -----------------
Thomas E. Fairley........      --         --    438,540/27,000 $2,389,126/18,300
Ronald O. Palmer.........      --         --    383,551/26,875  2,025,345/17,919
Victor M. Perez..........      --         --    220,265/20,125    999,813/12,581
Charles M. Hardy.........      --         --       1,250/3,750             --/--
Kenneth W. Bourgeois.....      --         --      67,000/9,000      80,570/9,150

--------
(1) Based on the difference between the closing sale price of common stock of $7.55 on December 31, 2001, as reported by the Nasdaq National Market, and the exercise price of such options.

Change of Control Agreements

   We have entered into agreements with certain of our executive officers which, among other things, provide for certain payments and benefits to the executive if his or her employment is terminated. If the officer's employment is terminated for any reason other than cause, defined as (i) a conviction or a plea of nolo contendere to a felony, (ii) gross negligence in the performance of the officer's duties, continuing after the officer's receipt of notice of such gross negligence from the Company, (iii) a material violation of the terms of the employment agreement or (iv) gross misconduct on the officer's part that is injurious to us, he will receive one year's salary, any cash bonus still payable from the year preceding the officer's termination and any non-cash benefits that he received prior to termination. The officer will receive the same severance package in the event of a change of control of the company that is not initiated by someone who is or has been an employee of the company. In the case of a change in control initiated by a present or past employee, the officer has the option either to receive the severance package or continue in his position with us.

Compensation Committee Interlocks and Insider Participation

   None of our executive officers served in 2001 as a director or member of the compensation committee of another entity one of whose executive officers served as one of our directors or on our Compensation Committee.

Compensation Committee's Report on Executive Compensation

 General

   The Compensation Committee, which is currently comprised of three non-employee directors, oversees the compensation of the Company's key employees and administers the Company's incentive compensation plans. No member of the Compensation Committee is a former or current officer or employee of the Company.

   The compensation of the Company's executive officers is designed to attract and retain executive talent and to align the compensation of the Company's executives with the success of the Company. Toward that end, the Company's executive compensation program has been structured to: (i) provide a total compensation package that is competitive with the compensation of executives holding similar positions at comparable firms; (ii) reward individual and overall Company performance; and (iii) link executive compensation to achievement of the Company's long-term and short-term strategic goals.

 Base Salary and Annual Incentive Compensation

   Base Salary. The Compensation Committee establishes the base salaries of the Company's key employees at levels it deems necessary to attract and retain executive talent. Generally, base salaries for executives are reviewed annually and, if appropriate, adjusted based on individual performance, increases in general levels of compensation for executives at comparable firms and the Company's overall financial results.

   Annual Cash Incentive Compensation. Annual cash incentive bonuses are paid to the Company's key employees in an effort to provide a fully competitive compensation package, which is linked to the Company's attainment of its short-term goals. The Board views EBITDA (earnings before interest, taxes, depreciation and amortization) growth as the Company's primary short-term strategic goal. As a result of increased EBITDA in 2001 as compared to 2000, the Compensation Committee granted annual cash incentive bonuses to certain of the Company's executive officers despite the Company's net loss in 2001.

   Stock-Based Incentive Compensation. The purpose of the Company's stock incentive program is to link management's and stockholders' interests by focusing on intermediate and long-term results. We did not grant any stock options to our executive officers during 2001.

   Position Regarding Compliance with Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deduction allowable to the Company for compensation paid to each of the Named Executive Officers in any year to $1 million. Qualified performance-based compensation is excluded from this deduction limitation if certain requirements are met. Stock options granted by the Company have been structured to qualify as performance-based. Although no executive officer of the Company reached the deductibility cap in 2001, the Compensation Committee plans to continue to evaluate the Company's cash and stock incentive programs as to the advisability of future compliance with Section 162(m).

 Compensation for the Chief Executive Officer

   We paid Mr. Fairley a salary of $288,750 in 2001. His base salary has been established by considering various factors, including his experience and performance and the extent to which his total compensation package is at risk under incentive compensation programs. We did not pay Mr. Fairley a cash incentive bonus in 2001. We also did not grant any stock options to Mr. Fairley in 2001.

                          The Compensation Committee

   James C. Comis III    Edward C. Hutcheson, Jr.      Robert N. Sheehy, Jr.

                            AUDIT COMMITTEE REPORT

   The Audit Committee is comprised of three members of our Board of Directors, Messrs. Bailar, Acord and Hutcheson. The duties and responsibilities of the Audit Committee are set forth in the Audit Committee Charter, adopted by the Board of Directors in May 2000 and annually reassessed and updated as needed in accordance with applicable rules of the Securities and Exchange Commission and the National Association of Securities Dealers
(NASD). Each of the present members of the Audit Committee meets the independence standards of the NASD.

   Management has the primary responsibility for the Company's systems of internal controls and the overall financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted accounting standards and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes. However, the members of the Audit Committee are not certified public accountants, professional auditors or experts in the fields of accounting and auditing and rely, without independent verification, on the information provided to them and on the representations made by management and the independent accountants.

   The Audit Committee reviewed and discussed the Company's audited financial statements with management and the Company's independent auditors, PricewaterhouseCoopers LLP. The Audit Committee also reviewed all fees paid to the independent auditors and has considered whether the rendering of non-audit services is compatible with maintaining the independence of PricewaterhouseCoopers LLP. These fees are described immediately following this report.

   The Audit Committee reviewed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Accounting Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by the Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and has discussed with PricewaterhouseCoopers LLP their independence from the Company.

   Based on the review and discussions stated above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's annual report on Form 10-K for the year ended December 31, 2001.

                              The Audit Committee

   Benjamin F. Bailar         H. K. Acord          Edward C. Hutcheson, Jr.

Independent Auditors Fees

   Audit Fees. PricewaterhouseCoopers LLP billed us $174,677 for services rendered for the audit of our annual financial statements for the fiscal year ended December 31, 2001 and for the reviews of the financial statements contained in our quarterly reports on Form 10-Q for that fiscal year.

   Financial Information Systems Design and Implementation.
PricewaterhouseCoopers LLP did not perform any non-audit services for us specified in Rule 2-01(c)(4)(ii) of Regulation S-X for the year ended December 31, 2001.

   All Other Fees. PricewaterhouseCoopers billed us $293,599 for all other services not included in the figures above.

                               PERFORMANCE GRAPH

   The graph below compares the total stockholder return on the Company's common stock since its initial public offering on May 16, 1996 until December 31, 2001 with the total return on the S&P 500 Index and the Company's Peer Group Index for the same period, in each case assuming the investment of $100 on May 16, 1996 at the initial public offering price of $8.00 per share (as adjusted to give effect to a 2 for 1 stock split effected in June 1997). The Company's Peer Group Index consists of Petroleum Helicopters, Inc. (PHI), Offshore Logistics, Inc. (OLOG), Tidewater Inc. (TDW) and SEACOR SMIT, Inc.
(CKH).

                        COMPARE CUMULATIVE TOTAL RETURN
                       AMONG TRICO MARINE SERVICES, INC.,
                       S&P 500 INDEX AND PEER GROUP INDEX



                        [PERFORMANCE GRAPH APPEARS HERE]

                     Assumes $100 invested on May 16, 1996
                          assumes dividends reinvested
                      fiscal year ending December 31, 2001

                                                             Total Return
                         -------------------------------------------------------------------------------------
                         May 16, December 31, December 31, December 31, December 31, December 31, December 31,
                          1996       1996         1997         1998         1999         2000         2001
                         ------- ------------ ------------ ------------ ------------ ------------ ------------
Trico...................   100       300          367           61           88          193           94
Peer Group Index........   100       114          135           66           91          123           99
S&P 500.................   100       112          150          192          233          212          186

                             CERTAIN TRANSACTIONS

   In April 1999, in connection with the private sale of shares of our common stock to the Funds, we entered into a stockholders' agreement granting certain rights to such investors. The stockholders' agreement will terminate on May 6, 2009. Under the stockholders' agreement, the Funds are entitled to designate two persons to stand for election as directors so long as the Funds own, in the aggregate, at least 4,000,000 shares of our common stock. If the Funds own, in the aggregate, less than 4,000,000 of our shares but at least 500,000 shares, they are entitled to propose one nominee. In addition, the stockholders agreement provides that the Funds are entitled to require us to file a registration statement under the Securities Act to sell not less than 20% of the common stock they own. We are only required to make one such stand-alone registration during any 12-month period, and no more than three such registrations during the term of the agreement. The Funds also may require us to file a shelf registration statement covering shares of our common stock held by them having a value of at least $3 million. We are only required to make one registration pursuant to a shelf registration statement during any 12-month period, but there is otherwise no limit on the number of shelf registration requests that the Funds can make. Under the stockholders' agreement, the Funds also have the right to include their shares of our common stock in any other registration statement we file involving our common stock. If the Funds sell or otherwise dispose of more than 90% of the securities they purchased from us, they no longer have the right to require us to register any of the shares of our common stock they hold.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and 10% stockholders to file with the SEC reports of ownership and changes in ownership of equity securities of the Company. During 2001, all such reports were timely filed.

                             STOCKHOLDER PROPOSAL

Stockholder Proposal

   Mr. Richard Trumka, 815 Sixteenth Street, N.W., Washington, D.C. 20006, on behalf of the AFL-CIO Reserve Fund (the "Fund"), owner of 500 shares of common stock of the Company, has proposed the adoption of the following resolution and has furnished the following statements in support of the proposal:

     RESOLVED, that the shareholders of Trico Marine Services, Inc. ("Trico") urge the board of directors (the "Board") to take the necessary steps to declassify the board for the purpose of director elections, whereby all directors would be elected annually and not by classes. The Board shall be declassified in a manner that does not affect the unexpired terms of directors previously elected.

Stockholder's Statements in Support of the Stockholder Proposal

   "Currently, the Board is divided into three classes of directors serving staggered three-year terms. The elimination of the classified board would require each director to stand for election annually. The election of directors, we think, is the primary avenue for shareholders to influence corporate governance policies and to hold management accountable for its implementation of those policies. We believe that the election of directors by classes minimizes accountability and precludes the full exercise of the rights of shareholders to approve or disapprove annually the performance of an individual director or the Board as a whole."

   "At the company's 2001 annual meeting of shareholders, a majority of the votes cast for and against supported this proposal, despite management's recommendation to vote against it. Trico has yet to respond to a letter from the proponent asking how Trico planned to respond to last year's vote. This failure to respond reinforces concerns about the Board's accountability."

   "Trico's stock price declined by 51% in 2001, while the stock prices of companies in its self-identified peer group decreased by only 26%, on average. In light of these performance challenges, it is especially important that the Board and management are responsive to shareholders. We believe that annual election of all directors will promote a culture of responsiveness and dynamism, qualities necessary to meet the challenge of increasing shareholder value in the rapidly consolidating marine support services industry."

   "Currently, the Board does not have a nominating committee to select director candidates. In the absence of an independent nominating committee, annual review of directors will help ensure that director candidates reflect the interest of shareholders."

   "Many leading institutional investors and organizations, including the Council of Institutional Investors, the California Public Employees Retirement System, and Institutional Shareholder Services, endorse annual director elections. At Cendant, Cooper Tire & Rubber, Kaufman & Broad, and Tenneco, a majority of shares voted for and against have recently supported annual elections of directors."

   "Finally, classified director elections act as an anti-takeover defense that is not needed to protect the interest of shareholders against coercive takeover tactics. In February 1998, the Board adopted a Stockholder Rights Plan, commonly known as a "poison pill," which has the effect of requiring a hostile bidder to negotiate with Trico's Board. With a poison pill in place, we believe Trico's classified board is redundant."

   "We urge shareholders to vote FOR this resolution."

Board of Director's Statement in Opposition to the Stockholder Proposal

   The proposal was presented by the same stockholder at the our 2001 annual meeting of stockholders and was defeated. Last year, the proposal received an affirmative vote of approximately 40% of the outstanding voting shares-- significantly less than the 80% of the outstanding voting shares necessary to amend our Certificate of Incorporation (absent approval by both a majority of our directors and continuing directors, voting as a separate group) to allow for the annual election of directors.

   The Fund has again this year chosen not to disclose that the American Federation of Labor and Congress of Industrial Organizations (the AFL-CIO), which controls the Fund, has endorsed and is currently supporting the union membership campaign that has been directed at us and many of the other offshore vessel companies operating in the Gulf of Mexico. Since our employees have not chosen to be represented by a labor union despite more than a two year union organizing effort, we believe that the supporters of this campaign have taken concerted actions in the past year to interfere with our business operations that we are now contesting through the appropriate governmental agencies and the courts. We do not believe that the Fund would have continued to hold only 500 shares of our Common Stock and submit this proposal again if we were not a target of this campaign against the Company.

   We have a "classified" board of directors, the members of which are divided into three classes serving staggered three-year terms, with one class being elected each year. This system for electing directors was approved by our stockholders in 1996. Similar procedures for this staggered election approach have been adopted by many major corporations and, in fact, more than half of the Fortune 500 companies provide for the election of their directors in this manner. Last year, our board considered carefully the merits of adopting the proposal. Our board remains convinced that a classified board is advantageous to us and our stockholders.

   We believe that each member of our board brings us valuable knowledge and experience. We also believe that a classified board structure assures the continuity and stability of our management policies, because a classified board increases the likelihood that a majority of our board at any given time will have prior experience as our directors and will be familiar with our business strategies and operations. We believe that directors elected for staggered terms are just as accountable to our stockholders as they would be if elected annually and that, regardless of their term of office, will continue to fulfill their fiduciary responsibilities. In addition, we believe that there is little evidence to indicate that electing directors to either annual or staggered terms directly influences stock performance.

   We also believe that a classified board reduces our vulnerability to potentially abusive takeover tactics and encourages potential acquirors to negotiate with our board. Board classification is intended to deter any person seeking to acquire control of the Company from initiating such action through a surprise proxy contest designed to result in a change of control of the Company in a single election. We believe that, without a classified board, a third party acquiror could more suddenly and easily take control of our board and remove our Stockholder Rights Plan, thus providing that third party with the opportunity to obtain voting control of the Company with little or no incentive to negotiate with, or obtain the consent of, our incumbent board. As such, we believe that the ability of our Stockholder Rights Plan to deter unsolicited bids for control of the Company, in the absence of a classified board, would be significantly impaired. A classified board does not preclude unsolicited acquisition proposals, but by eliminating the threat of imminent removal, the continued classification of the board positions the incumbent directors to act to maximize the value of a potential acquisition to all of our stockholders.

   Approval of this proposal would require the affirmative vote of a majority of our outstanding voting shares. However, because this proposal is only a recommendation, approval of the proposal would not automatically repeal the classified board. Eliminating the classified board would require Board action and a subsequent stockholder vote.

   YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS STOCKHOLDER PROPOSAL.

                         RELATIONSHIP WITH INDEPENDENT
                              PUBLIC ACCOUNTANTS

   Our consolidated financial statements for the year ended December 31, 2001, were audited by the firm of PricewaterhouseCoopers LLP. Under the resolution appointing PricewaterhouseCoopers LLP to audit our financial statements, such firm will remain as our auditors until replaced by the Board. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting, with the opportunity to make any statement they desire at that time, and will be available to respond to appropriate questions.

                                 OTHER MATTERS

Stockholder Proposals and Director Nominations

   Stockholders may propose matters to be presented at the stockholders' meeting and may also nominate persons to be directors, subject to the formal procedures that have been established.

   Pursuant to rules promulgated by the Securities and Exchange Commission, any proposals of our stockholders intended to be presented at the annual meeting of stockholders of the Company to be held in 2003 and included in our proxy statement and form of proxy relating to that meeting, must be received by the Secretary of the Company at the address listed on the first page of this Proxy Statement in time to arrive at the Company prior to January 10, 2003. Such proposals must be in conformity with applicable legal provisions, including Rule 14a-8 under the Securities Exchange Act of 1934.

   In addition to the Securities and Exchange Commission rules described in the preceding paragraph, the Company's By-laws provide that for business to be properly brought before any meeting it must be either (i) specified in the notice of the meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) otherwise properly brought before the meeting by or at the direction by the Board of Directors, or (iii) otherwise properly brought before the meeting by any person who has been for at least one year the beneficial owner of at least 1% of any class or series of the outstanding voting stock entitled to be voted on the proposed business and complies with the notice procedures set forth below. Under our by-laws, advance notice of stockholder proposals must be received by April 8, 2003 in order to be considered at our 2003 annual meeting of the stockholders.

   A notice of the intent of a stockholder to make a nomination or to bring any other matter before a meeting shall be made in writing and must be provided to our Secretary not more than 270 days and not less than 60 days in advance of the anniversary of the preceding year's annual meeting of stockholders or, for a special meeting or annual meeting of stockholders that is scheduled to be held either 30 days earlier or later than such anniversary date, such notice must be received within 15 days of the earlier of the date on which notice of such meeting is first mailed to stockholders or public disclosure of the meeting date is made. This notice shall state (i) the name, age and business and residential addresses of the nominating stockholder and any person acting in concert with the nominating stockholder, (ii) the number of shares of common stock owned by the nominating stockholder and the dates on which these shares were acquired, (iii) a representation that the nominating stockholder intends to appear in person or by proxy at the Meeting to make the proposed nomination, (iv) with respect to a notice of intent to make a nomination, a description of all arrangements or understandings between the nominating stockholder, any person acting in concert with the nominating stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the nominating stockholder, (v) with respect to a notice of intent to make a nomination, the name, age and business and residential addresses of each proposed nominee, each proposed nominee's principal occupation or employment and the number of shares of common stock beneficially owned by each proposed nominee along with such other information regarding each proposed nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been proposed by the Board, and (vi) with respect to a notice of intent to bring up any other matter, a complete and accurate description of the matter not to exceed 500 words, the reasons for conducting such business at the meeting, and any material interest of the stockholder in the matter.


                                          By Order of the Board of Directors

                                          /s/ Victor M. Perez
                                          Victor M. Perez
                                          Secretary

Houma, Louisiana
May 15, 2002

                          TRICO MARINE SERVICES, INC.

                            250 NORTH AMERICAN COURT
                             HOUMA, LOUISIANA 70363

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                         OF TRICO MARINE SERVICES, INC.

The undersigned hereby appoints Victor M. Perez and Kenneth W. Bourgeois, or either of them, as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated below, all shares of common stock of Trico Marine Services, Inc. (the "Company") held of record by the undersigned on April 25, 2002, at the annual meeting of stockholders to be held on June 13, 2002, or any adjournment thereof.

                               (See Reverse Side)
--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED BELOW AND AGAINST PROPOSAL 2:

Please mark
your votes as  [X]
indicated in

1. Election of Directors

     FOR all nominees            WITHHOLD
       listed below              AUTHORITY
   (except as marked to    to vote for all nominees
   the contrary below)          listed below

           [_]                      [_]

INSTRUCTIONS: To withhold authority to vote for any nominee, strike a line through the nominee's name listed below.

01 Thomas E. Fairley       02 Benjamin F. Bailar

2. Stockholder proposal regarding the classification of the board of directors.

                           FOR    AGAINST    ABSTAIN
                            [_]      [_]        [_]

3. In their discretion, to transact such other business as may properly come before the meeting and any adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR EACH OF THE TWO DIRECTOR NOMINEES NAMED ABOVE AND AGAINST PROPOSAL 2. THE PROXY HOLDERS NAMED ABOVE WILL VOTE IN THEIR DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

                                Dated:_____________________________, 2002


                                _________________________________________
                                        Signature of Stockholder

                                _________________________________________
                                  Additional Signature, if held jointly

                                PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

                                PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE